THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES
            ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

            THE TRANSFER OF THIS NOTE IS RESTRICTED BY A NOTE
            PURCHASE AGREEMENT ON FILE AT THE OFFICE OF THE COMPANY.

                            NATIONAL HEALTHCARE L.P.

                       5.75% SUBORDINATED CONVERTIBLE NOTE
                                DUE JUNE 30, 2004



                                                             New York,  New York
                                                                October 15, 1997


            FOR VALUE RECEIVED, the Company hereby promises to pay to The 1818 Fund II, L.P. or registered assigns, at such place as the holder of this Note shall from time to time designate to the Company in writing, on June 30, 2004, or, if such date is not a Business Day, on the next day that is a Business Day, a total of Twenty Million Dollars ($20,000,000) with daily interest from the date hereof to and including the maturity hereof at the rate set forth in
Section 2 hereof, said interest being payable in quarterly installments in arrears on the Business Day immediately preceding the last Business Day of March, June, September and December in each year, commencing December 30, 1997, to the Person in whose name this Note is registered at the close of business on the fifteenth day of the month in which the payment date occurs, and at the stated or any accelerated maturity hereof or, if the date of any such stated or accelerated maturity is not a Business Day, on the next day which is a Business Day. In case an Event of Default (as defined in Section 11) shall occur and be continuing, the entire principal amount of this Note may become or be declared to be due and payable in the manner and with the effect provided herein. Certain capitalized terms used herein are defined in Section 12. Capitalized terms not defined herein have the meanings ascribed to them in the Note Purchase Agreement, dated as of October 15, 1997, by and between the Company and The 1818 Fund II,

L.P. (as amended, supplemented or modified in accordance with the terms thereof, the "Note Purchase Agreement").


Section 1.  THE NOTES.

            This 5.75% Subordinated Convertible Note is issued pursuant to the Note Purchase Agreement and the holder of this Note is entitled to the benefits of this Note, the Note Purchase Agreement and the Registration Rights Agreement and may enforce the agreements of the Company contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. All of the 5.75% Subordinated Convertible Notes issued pursuant to the Note Purchase Agreement are referred to herein as the "Notes." Upon (i) full payment of all principal and accrued interest under this Note, or (ii) conversion of this Note as provided herein and irrevocable full payment of all amounts due under this Note, all rights of the holder of this Note and all obligations of the Company hereunder shall terminate.


Section 2.  INTEREST.

            The Company will pay interest on the principal amount hereof, until the principal amount hereof is paid in full, at a rate of 5.75% per annum. Interest on this Note will accrue from and including the most recent date to which interest has been paid (or, if no interest has been paid, from and including the date of issuance of this Note) to but excluding the date of payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at a rate equal to 8.0% per annum.


Section 3.  METHOD OF PAYMENT.

            The registered holder of this Note at the close of business on the fifteenth day of the month in which the interest payment date occurs shall be entitled to receive interest on this Note, even if this Note is converted or canceled after the record date and on or before the interest payment date. The holder of this Note must surrender it to the Company to collect the principal payment; PROVIDED, that if upon surrender of this Note the holder does not receive the full principal amount of this Note plus accrued but unpaid interest thereon, then the holder shall be issued a new Note equal in principal amount to the outstanding principal balance on such Note. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company shall pay principal and interest in immediately available funds.

Section 4.  DISTRIBUTIONS.

            In the event that the Company shall declare a dividend or make any other distribution (including, without limitation, in capital stock (which shall include, without limitation, any options, warrants or other rights to acquire capital stock) of the Company, whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement, or other property or assets) on or with respect to the Units (a "SPECIAL DISTRIBUTION"), then the holder of this Note shall be entitled to receive, a distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of Units for which this Note is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holder of this Note at the same time such dividend or distribution is made to holders of Units.

            As used in this Section 4, a Special Distribution shall include, among other things, a distribution the intention or effect of which is to decrease the assets or earning power of the Company or to convey a portion of such operating assets or earning power of the Company to holders of Units; PROVIDED, HOWEVER, that a Special Distribution shall not include: (i) distributions of the Company's ordinary income not to exceed 60% of the Company's ordinary income for the applicable fiscal quarter; (ii) distributions of the Company's capital gains not to exceed that percentage which is equivalent to the applicable maximum federal capital gains tax rate for individuals; (iii) the distribution of securities of NHC and NHR in connection with the Special Reorganization; (iv) a Regular Distribution (as defined in Section 7.5(g) herein); and (v) a dividend or distribution paid solely in Units.


Section 5.  CHANGE OF CONTROL OFFER.

            The Company will redeem this Note tendered pursuant to a Change of Control Offer in the manner and to the extent provided in the Note Purchase Agreement.


Section 6.  REDEMPTION.

            6.1 OPTIONAL REDEMPTION. Except as otherwise provided herein, the Company shall not have any right to prepay or redeem this Note. If at any time on or after 42 months after the Closing Date the Company is then taxable as a corporation the Company shall have the right, at any time at its sole option and election, to redeem the Notes, in whole, but not in part, on not less than 30 days notice of the date of redemption, which must be a Business Day (any such date an "OPTIONAL REDEMPTION DATE") at a price (the "OPTIONAL REDEMPTION PRICE") equal to (i) the outstanding principal amount of the Notes to be redeemed, plus
(ii) an amount equal to all accrued and unpaid interest thereon, whether or not currently payable, to the applicable Optional Redemption Date, in cash or other immediately available funds.

            6.2 NOTICE. Notice of any redemption of the Notes pursuant to this
Section 6 shall be mailed at least 30, but not more than 60, days prior to the date fixed for redemption to each holder of the Notes to be redeemed, at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of the Notes, the Board of Directors of the Managing General Partner may fix a record date for the determination of the Notes to be redeemed, or may cause the transfer books of the Company for the Notes to be closed, not more than 60 days or less than 30 days prior to the date fixed for such redemption.

            6.3 DEPOSIT OF FUNDS. On the date of any redemption being made pursuant to this Section 6 which is specified in a notice given pursuant to
Section 6.2, the Company shall, and at any time after such notice shall have been mailed and before the date of redemption the Company may, deposit for the benefit of the holders of the Notes to be redeemed the funds necessary for such redemption with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $100,000,000. Any moneys so deposited by the Company and unclaimed at the end of two years from the date designated for such redemption shall revert to the general funds of the Company or as otherwise required by law. After such reversion, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of Notes to be redeemed shall look only to the Company for the payment of the Optional Redemption Price. In the event that moneys are deposited pursuant to this Section 6.3 in respect of Notes that are converted in accordance with the provisions of Section 7, such moneys shall, upon such conversion, revert to the general funds of the Company and, upon demand, such bank or trust company shall pay over to the Company such moneys and shall be relieved of all responsibilities to the holders of such converted Notes in respect thereof. Any interest accrued on funds deposited pursuant to this
Section 6.3 shall be paid from time to time to the Company for its own account.

            6.4 TERMINATION OF RIGHTS. Notice of redemption having been given as aforesaid, upon the deposit of funds pursuant to Section 6.4 in respect of Notes to be redeemed pursuant to Section 6.1, notwithstanding that any such Notes themselves shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (i) the principal amount of the Notes that is to be redeemed shall no longer be deemed outstanding, (ii) the rights to receive interest thereon shall cease to accrue and (iii) all rights of the holders of the Notes to be redeemed shall cease and terminate, excepting only the right to receive the Optional Redemption Price therefor and the right to convert such Notes into Units until the close of business on the date of redemption, in accordance with Section 7; PROVIDED, HOWEVER, that if the Company shall default in the payment of the Optional Redemption Price, the principal amount of the Notes shall thereafter be deemed to be outstanding and the holders thereof shall have all of the rights of a holder of Notes until such time as such default shall no longer be continuing or shall have been waived by holders of at least 66-2/3% of the then outstanding principal amount of all Notes.


Section 7.  CONVERSION.

            7.1 RIGHT TO CONVERT.

                (a) Following the expiration or termination of applicable waiting periods under the HSR Act, including any extensions thereof, the holder of this Note shall have the right, at its option, at any time and from time to time on or after January 5, 1998, to convert, subject to the terms and provisions of this Section 7, any or all of the then outstanding principal amount of this Note into such number of fully paid and non-assessable Units as is equal, subject to Section 7.8, to the quotient of the principal of this Note being so converted divided by the Conversion Price (as defined below) then in effect, except that with respect to any portion of the Note which shall be called for redemption, such right shall terminate at the close of business on the date of redemption for such portion of this Note, unless in any such case the Company shall default in performance or payment due upon redemption thereof; PROVIDED, HOWEVER, that notwithstanding anything to the contrary herein, if there is a Change of Control or Contemplated Change of Control (as defined below) this Note shall be convertible at any time and from time to time, subject to the expiration or termination of applicable waiting periods under the HSR Act, including any extensions thereof. Such conversion right shall be exercised by the surrender of this Note to the Company at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert this Note (or a specified portion of the outstanding principal amount thereof) and specifying the name or names (with address) in which a certificate or certificates for Units are to be issued and (if so required by the Company) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7.12. If less than all of the then outstanding principal amount of this Note is to be converted, the Company will promptly issue and deliver to the holder a new Note in the principal amount of the unconverted portion of the Note submitted for conversion.

                (b) Prior to and including the date of the occurrence of the Special Reorganization, the Conversion Price shall be equal to $53 (the "Initial Conversion Price"), subject to adjustment as set forth in Section 7.5. From and including the next Business Day after the occurrence of the Special Reorganization, the Conversion Price shall be equal to $36, subject to adjustment as set forth in Section 7.5.

            7.2 MANDATORY CONVERSION. On the next Business Day following the later of (x) the occurrence of the Special Reorganization, or (y) the expiration or termination of applicable waiting periods under the HSR Act, including any extensions thereof, subject to the terms and provisions of this Section 7, all of the outstanding principal amount of this Note shall be converted into such number of fully paid and non-assessable Units as is equal, subject to Section 7.8, to the quotient of the principal amount of this Note divided by the Conversion Price then in effect.

            7.3 ISSUANCE OF UNITS. As promptly as practicable after the surrender, as herein provided, of this Note for conversion pursuant to Section
7.1 and 7.2, the Company shall deliver to or upon the written order of the holder of this Note so surrendered a certificate or certificates representing the number of fully paid and nonassessable Units into which this Note may be or has been converted in accordance with the provisions of this Section 7. Subject to the following provisions of this Section 7.3 and of Section 7.5, such conversion shall be deemed to have been made immediately prior to the close of business on the date that this Note shall have been surrendered in satisfactory form for conversion, and the Person or Persons entitled to receive the Units deliverable upon conversion of this Note shall be treated for all purposes as having become the record holder or holders of such Units at such appropriate time, and such conversion shall be at the Conversion Price in effect at such time; PROVIDED, HOWEVER, that no surrender shall be effective to constitute the Person or Persons entitled to receive the Units deliverable upon such conversion as the record holder or holders of such Units while the transfer books of the Company for Units shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such Units as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Conversion Price in effect at, such time on such next succeeding day. In case of the redemption of this Note pursuant to Section 6, the right of conversion shall cease and terminate, as to the portion of this Note to be redeemed, at the close of business on the date fixed for redemption, unless the Company shall default in the payment of the applicable redemption price for this Note. If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next succeeding Business Day.

            7.4 PAYMENT OF INTEREST. When this Note is converted, all interest accrued and unpaid (whether or not currently payable) on this Note to the date of conversion shall be immediately due and payable, in cash or other immediately available funds, and must accompany the Units issued upon such conversion.

            7.5 ADJUSTMENT OF CONVERSION PRICE. The Conversion Price shall be subject to adjustment as follows:

                (a) In case the Company shall at any time or from time to time
(i) pay a dividend or make a distribution (other than a dividend or distribution paid or made to the holder of this Note in the manner provided in Section 4) on the outstanding Units in Units or other equity interests (which, for purposes of this Section 7.5 shall include, without limitation, any dividends or distributions in the form of options, warrants or other rights to acquire Units or other equity interests) of the Company, (ii) subdivide the outstanding Units into a larger number of Units, (iii) combine the outstanding Units into a smaller number of Units, (iv) issue any equity interest in a reclassification of the Units or (v) pay a dividend or make a distribution on the outstanding Units in Units or other equity interests pursuant to a rights plan, "poison pill" or similar arrangement, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of this Note thereafter surrendered for conversion shall be entitled to receive the number of Units or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Note been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7.5(a) shall become effective retroactively (i) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Units entitled to receive such dividend or distribution or (ii) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action become effective.

                (b) In case the Company shall at any time or from time to time issue or sell Units (or securities convertible into or exchangeable for Units, or any options, warrants or other rights to acquire Units) (other than Units issued pursuant to the Company's Employee Unit Purchase Plan or any other employee or director option plan approved by the Board of Directors of the Managing General Partner), at a price per Unit less than the Current Market Price per Unit then in effect at the record date referred to in the following sentence (treating the price per share or unit of any security convertible or exchangeable or exercisable into Units as equal to (i) the sum of the price for such security convertible, exchangeable or exercisable into Units plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Units divided by (ii) the number of Units initially underlying such convertible, exchangeable or exercisable security), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to such record date by a fraction
(x) the numerator of which shall be the sum of the number of Units outstanding on such record date plus the number of additional Units issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of Units outstanding on such record date plus the number of Units which the aggregate consideration for the total number of such additional Units so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at the Current Market Price per Unit on such record date. Such adjustment shall be made whenever such Units, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of holders of Units entitled to receive such Units, securities, options, warrants or other rights; PROVIDED, HOWEVER, that the determination as to whether an adjustment is required to be made pursuant to this Section 7.5(b) shall only be made upon the issuance of such Units or such convertible or exchangeable securities, options, warrants or other rights, and not upon the issuance of the security into which such convertible or exchangeable security converts or exchanges, or the security underlying such option, warrants or other right; PROVIDED, FURTHER, that if any convertible or exchangeable securities, options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 7.5(b) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted with respect to the related event) on the basis of (x) eliminating from the computation any additional Units corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (y) treating the additional Units, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therein and (z) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                (c) In case the Company shall at any time or from time to time issue or sell Units or securities convertible into or exchangeable for Units, or any options, warrants or other rights to acquire Units (other than Units and options to acquire Units, in each case issued pursuant to any stock option plan of the Company or the Company's Employee Unit Purchase Plan), at a price per Unit less than the Conversion Price then in effect at the record date referred to in the following sentence (treating the price per share or unit of any security convertible or exchangeable or exercisable into Units as equal to (A) the sum of the price for such security convertible, exchangeable or exercisable into Units plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Units divided by (B) the number of Units initially underlying such convertible, exchangeable or exercisable security), then, and in each such case, the Conversion Price then in effect shall be adjusted, to the extent an adjustment is not made for any such issuance or sale pursuant to Section 7.5(b), by dividing the Conversion Price in effect on the day immediately prior to such record date by a fraction (x) the numerator of which shall be the sum of the number of Units outstanding on such record date plus the number of additional Units issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of Units outstanding on such record date plus the number of Units which the aggregate consideration for the total number of such additional Units so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at the Conversion Price on such record date. Such adjustment shall be made whenever such Units, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of holders of Units entitled to receive such Units, securities, options, warrants or other rights; PROVIDED, HOWEVER, that the determination as to whether an adjustment is required to be made pursuant to this Section 7.5(c) shall be made upon the issuance of such Units or such convertible or exchangeable securities, options, warrants or other rights; PROVIDED, FURTHER, that if any convertible or exchangeable securities, options, warrants or other rights (or any portion thereof) which shall have given rise to an adjustment pursuant to this Section 7.5(c) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted with respect to the related event) on the basis of (x) eliminating from the computation any additional Units corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (y) treating the additional Units, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (z) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at this time.

                (d) In case the Company shall at any time or from time to time distribute on or with respect to the Units (including any such distribution made in connection with a consolidation or merger in which the Company is the resulting or surviving corporation and the Units are not changed or exchanged) cash, evidences of

Indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding (i) Regular Distributions, (ii) dividends and distributions paid or made to the holder of this Note in the manner provided in Section 4, and (iii) dividends payable in Units for which adjustment is made under Section 7.5(a)) or rights or warrants to subscribe for or purchase securities of the Company (excluding those referred to in Section 7.5(b) and 7.5(c)), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Units on the record date referred to below and (y) the denominator of which shall be such Current Market Price of the Units less the amount that a willing buyer would pay a willing seller in an arm's-length transaction at such time (as determined by the Board of Directors of the Managing General Partner) for the portion of the cash, evidences of Indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one Unit (but such denominator not to be less than one); PROVIDED, HOWEVER, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Company if the holder of this Note would otherwise be entitled to receive such rights upon conversion at any time of this Note into Units unless such rights are subsequently redeemed by the Company, in which case such redemption shall be treated for purposes of this Section 7.5(d) as a distribution on the Units. Such adjustment shall be made whenever any such distribution is made; PROVIDED, HOWEVER, that in the case of one or more distributions of cash or cash equivalents on or with respect to the Units ("Cash Distribution(s)") such adjustment shall be calculated not later than 45 days following the last day of the Calculation Period or Relevant Period (each as defined in Section 7.5(g)), as the case may be. The adjustment shall become effective retroactively to a date immediately following the close of business on the record date for the determination of holders of Units entitled to receive such distribution.

                (e) In case the Company at any time or from time to time shall take any action affecting the Units or its other equity interests, if any, other than an action described in any of Section 7.5(a) through Section 7.5(d), inclusive, or Section 7.9, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Managing General Partner in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Notes).

                (f) Notwithstanding anything herein to the contrary, no adjustment under this Section 7.5 need be made to the Conversion Price (i) unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect or (ii) for issuances of Units to any or all of the Managing General Partner, the Administrative General Partner and Adams solely for the purpose of maintaining their collective 1% interest in the Company. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of this Note pursuant hereto.

                (g) For purposes of this Agreement, a "Regular Distribution" shall mean a Cash Distribution in an amount that, when added to the amount of all other Cash Distributions made during the 12-month period ending on the last day of the fiscal quarter of the Company in which such Cash Distribution is made (or, if this Note has been outstanding for a period shorter than 12 months, the period from the first day of the fiscal quarter in which this Note was issued to the last day of such fiscal quarter) (the "CALCULATION PERIOD"), does not exceed sixty percent (60%) of the income of the Company during the Calculation Period that, if the Calculation Period were a calendar year, would be subject, in the hands of the holders of Units, to U.S. federal income tax applicable to the Calculation Period. For the purposes of this Agreement, "Relevant Period" shall mean the 12 month period ending on such last day (or, if this Note has been outstanding for a period shorter than 12 months, the period from the first day of the fiscal quarter in which the Note was issued to such last day).

                (h) Notwithstanding anything to the contrary in this Section 7.5, no adjustment shall be made to the Conversion Price in connection with or as a result of the Special Reorganization except as provided in Section 7.1.

            7.6 NO ADJUSTMENT FOR TAKING RECORD ONLY. If the Company shall take a record of the holders of Units for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to holders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

            7.7 OFFICERS' CERTIFICATE. Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to the registered holder of this Note at least 10 Business Days prior to effecting any of the foregoing transactions a certificate, signed by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Managing General Partner, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

            7.8 NO FRACTIONAL UNITS ISSUED. No fractional Units or scrip representing fractional Units shall be issued upon the conversion of this Note. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full Units issuable upon conversion thereof shall be computed on the basis of the aggregate outstanding principal amount of the Notes so surrendered. If the conversion of any Note or Notes results in a fraction, an amount equal to such fraction multiplied by the Current Market Price of the Units on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Company.

            7.9 SUBSEQUENT TRANSACTIONS. Except with regard to the Special Reorganization, in case of any capital reorganization or reclassification or other change of outstanding Units or other equity interests, if any, or in case of any consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of Units or other outstanding equity interests, if any), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Company (any of the foregoing, a "TRANSACTION"), the Company, or such successor or purchasing Person, as the case may be, shall execute and deliver to each holder of Notes at least 10 Business Days prior to effecting any of the foregoing Transactions a certificate stating that the holder of each Note then outstanding shall have the right thereafter to convert such Note into the kind and amount (estimating such amount to the extent necessary) of equity securities or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of Units into which such Note could have been converted immediately prior to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. If, in the case of any such Transaction, the equity securities, other securities, cash or property receivable thereupon by a holder of Units includes equity or other securities of a Person other than the successor or purchasing Person and other than the Company, which controls or is controlled by the successor or purchasing Person or which, in connection with such Transaction, issues equity securities, other securities, other property or cash to holders of Units, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically acknowledge the obligations of such successor or purchasing Person and acknowledge its obligations to issue such equity securities, other securities, other property or cash to the holders of Notes upon conversion of the Notes as provided above. The provisions of this Section
7.9 and any equivalent thereof in any such certificate similarly shall apply to successive Transactions. The provisions of this Section 7.9 and any equivalent thereof in any such certificate are and shall be in addition to, and not in lieu of, the requirements of the Note Purchase Agreement with respect to a Change of Control Offer. Notwithstanding anything to the contrary in this Section 7.9, from and after the consummation of the Special Reorganization, upon conversion of this Note the holder shall be entitled to receive shares of capital stock of NHC in accordance with the other provisions of this Section 7.

            7.10 NOTICE OF CERTAIN EVENTS. In case at any time or from time to time:

                (a) the Company shall declare a dividend (or any other distribution) on the Units or other equity interests, if any, of the Company;

                (b) the Company shall authorize the granting to the holders of the Units or other equity interests, if any, of the Company of rights or warrants to subscribe for or purchase any equity interests of any class or of any other rights or warrants;

                (c) there shall be any reclassification of the Units or other equity interests, if any, of the Company, or any consolidation or merger to which the Company is a party and for which approval of any holders of Units of the Company is required, or any sale or other disposition of all or substantially all of the assets of the Company; or

                (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall mail to each holder of Notes at such holder's address as it appears on the transfer books of the Company, as promptly as possible but in any event at least ten days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Units of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective; PROVIDED that in the case of any event to which Section 7.9 applies, the Company shall give at least 10 days' prior written notice as aforesaid. Such notice also shall specify the date as of which it is expected that holders of Units of record shall be entitled to exchange their Units for equity securities or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

            7.11 RESERVATION OF UNITS. The Company shall at all times reserve and keep available for issuance upon the conversion of the Notes, such number of its authorized but unissued Units as will from time to time be sufficient to permit the conversion of all the then outstanding principal amount of the Notes and shall take all action required to increase the authorized number of Units if at any time there shall be insufficient authorized but unissued Units to permit such reservation or to permit the conversion of all the then outstanding principal amount of the Notes.

            7.12 ISSUE TAXES. The issuance or delivery of certificates for Units upon the conversion of Notes shall be made without charge to the converting holder of Notes for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the Notes converted; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Notes, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.


Section 8.  INDENTURE.

            8.1 EXECUTION AND DELIVERY OF INDENTURE. On or after July 1, 1998, at the request of the holders of a majority of the then outstanding principal amount of the Notes at such time (the "REQUESTING HOLDERS"), the Company, at its expense and only if a filing under the Trust Indenture Act of 1939 is required, will, as soon as practicable, notify all other holders of Notes of such request and execute and deliver to a bank or trust company having a combined capital and surplus in excess of $100,000,000 that shall be designated by the Company as trustee and shall be reasonably acceptable to the holders of a majority of the then outstanding principal amount of the Notes, an indenture (the "INDENTURE"), providing for the issuance thereunder of debentures ("DEBENTURES") in an aggregate principal amount at least equal to the aggregate outstanding principal amount of the Notes and having substantially all the rights, benefits and privileges carried by the Notes. The Indenture and the Debentures to be issued thereunder shall embody the substance of all covenants, provisions and terms, including subordination provisions, contained in the Note Purchase Agreement and in the Notes, and the Indenture and the Debentures shall, so far as appropriate, contain such other terms of the Notes and such terms of the Note Purchase Agreement as shall be approved by the Company and the holders of a majority of the then outstanding principal amount of the Notes, and such other terms as are customary or appropriate in corporate indentures and debentures, or required by the Trust Indenture Act of 1939, as amended, as the case may be, and shall otherwise, subject to the foregoing, be satisfactory in substance and form to the Company, its counsel, the Requesting Holders and such counsel as may be selected by the Requesting Holders. The Indenture and all Debentures delivered thereunder shall, in the opinion of counsel to the Company reasonably satisfactory to the Requesting Holders, be duly authorized, executed and delivered by or on behalf of the Company, valid and binding obligations of the Company enforceable in accordance with their terms, and in the case of the Debentures, entitled to the benefits of the Indenture.

            8.2 EXCHANGE OF NOTES FOR DEBENTURES. Upon the execution and delivery of the Indenture, each Note shall be deemed to be amended to contain the terms of the Debentures. Within five days of such execution and delivery the Company, at its expense, will give written notice thereof to each holder of the Notes at the time outstanding and, at any time or from time to time thereafter, upon surrender of any Notes to the Company in exchange therefor, the Company will issue and deliver Debentures in not less than the same aggregate principal amount as the then unpaid principal amount of the Notes surrendered, in fully registered form and in such denominations (not less than $1,000) as any holder may request and bearing interest from the date to which interest shall have been paid on the Note or Notes so surrendered. The Company will pay all expenses in connection with the indenturization and issuance of the Debentures.


Section 9.  SUBORDINATION.

            9.1 AGREEMENT OF SUBORDINATION. The Company covenants and agrees, and the holder of this Note (whether upon original issue or upon transfer, assignment or exchange thereof), by his acceptance hereof, likewise covenants and agrees, that the payment of the principal of, premium, if any, and interest on this Note, together with any other payments payable in respect of this Note, including, without limitation, any amount payable in connection with the redemption or repurchase of this Note ("Subordinated Amounts") shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of this Note or hereafter incurred.

            The term "Senior Indebtedness" shall mean the principal of, premium, if any, and interest on, and any other payment due pursuant to any of the following, whether outstanding at the date hereof or hereafter incurred or created:

                (a) all Indebtedness of the Company for money borrowed arising under or in connection with any of the Credit Agreements, as amended and as any of them may be further amended or modified from time to time, and all renewals, extensions, refundings or refinancings of such Indebtedness incurred with financial institutions, insurance companies or other institutional lenders (any such Indebtedness and renewals, extensions, refundings or refinancings thereof, "Senior Institutional Indebtedness");

                (b) all Indebtedness of the Company for money borrowed other than Senior Institutional Indebtedness (including, without limitation, any Indebtedness secured by a mortgage, conditional sales contract or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or
(ii) existing on property at the time of acquisition thereof);

                (c) all Indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;

                (d) all lease obligations of the Company which are capitalized on the books of the Company in accordance with generally accepted accounting principles;

                (e) all Indebtedness of others of the kinds described in either of the preceding clauses (b) or (c) and all lease obligations of others of the kind described in the preceding clause (d) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise;

                (f) all Indebtedness of any subsidiary of the Company or of National Health Investors, Inc., for which the Company is liable as a guarantor;

                (g) all renewals, extensions, refundings or refinancings of Indebtedness of the kinds described in any of the preceding clauses (b), (c),
(e) and (f) and all renewals or extensions of lease obligations of the kinds described in either of the preceding clauses (d) and (e);

                (h) interest accruing subsequent to the filing of a petition initiating any bankruptcy, insolvency or similar proceeding with respect to any Indebtedness or lease obligation of the Company;

                (i) all obligations of the Company in respect of any rate hedging agreement entered into with any holder of any Senior Indebtedness; and

                (j) all fees, expenses, reimbursements and other amounts payable to holders of Senior Indebtedness under the terms of the instrument or lease creating or evidencing the same,

unless, in the case of any particular Indebtedness, lease, renewal, extension, refunding or refinancing, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such Indebtedness, lease, renewal, extension, refunding or refinancing is not senior in right of payment to the Notes or is expressly subordinate by its terms in right of payment to all other Indebtedness of the Company.

            This Section 9 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions in accordance with the provisions of this Note.

            No provision of this Section 9 shall prevent the occurrence of any default or Event of Default hereunder.

            9.2 PAYMENTS TO NOTE HOLDERS. No payment shall be made by the Company of any Subordinated Amounts: (a) in the event and during the continuation of any default in the payment (a "PAYMENT DEFAULT") of principal, premium, if any, interest or any other payment due on any Senior Indebtedness under or in connection with the instrument, agreement or lease evidencing such Senior Indebtedness and the holders of the requisite principal amounts of such Senior Indebtedness or their agents shall not have delivered to the holder of this Note a notice of waiver of the benefits of this clause (a) and a consent to the making of scheduled payments on or on account of this Note or taking any other prohibited action until further notice from such holders or such agents; or (b) in the event of receipt of written notice by the holder of this Note from the holders of any Senior Institutional Indebtedness or their representatives of a default (other than a Payment Default) permitting acceleration of any Senior Institutional Indebtedness for a period (the "BLOCKAGE PERIOD") terminating on the earlier to occur of (i) the cure, waiver or cessation of such default or
(ii) 180 days from the date of receipt of written notice thereof by the holder of this Note. At the expiration of such Blockage Period, and so long as there does not exist a Payment Default, the Company shall promptly pay to the holder of this Note all sums not paid during such Blockage Period as a result of this paragraph. For all purposes of this paragraph, no event of default which existed or was continuing with respect to the Senior Institutional Indebtedness to which the Blockage Period relates on the date such Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Blockage Period by the holder or holders of such Senior Institutional Indebtedness (or their respective agents) unless such event of default is cured or waived for a period of not less than 90 consecutive days. There shall be no more than one Blockage Period initiated in any 360 day period.

            Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment (other than equity securities or other securities of the Company or any other entity, the payment of which is subordinated at least to the extent provided in this Section 9 to the payment of all Senior Indebtedness that may at the time be outstanding) is made on account of the principal, premium, if any, or interest on, or other amounts payable in respect of, this Note including, without limitation, any amount payable in connection with the redemption of this Note; and upon any such dissolution, winding-up or liquidation or reorganization any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled, except for the provisions of this Section 9, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the holder of this Note if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full, in money or money's worth, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holder of this Note.

            In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the holder of this Note before all Senior Indebtedness is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instrument evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

            9.3 SUBROGATION OF NOTE. Subject to the payment in full of all Senior Indebtedness, the rights of the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest on this Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the holder of this Note would be entitled except for the provisions of this Section 9, and no payment over pursuant to the provisions of this Section 9, to or for the benefit of the holders of Senior Indebtedness by the holder of this Note, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the holder of this Note, be deemed to be a payment by the Company to or on account of the Senior Indebtedness. It is understood that the provisions of this Section 9 are and are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

            If any payment or distribution to which the holder of this Note would otherwise have been entitled but for the provisions of this Section 9 shall have been applied, pursuant to the provisions of this Section 9 to the payment of amounts payable under Senior Indebtedness of the Company, then, and in such case, the holder of this Note shall be entitled to receive from the holders of Senior Indebtedness the full amount of any such payments or distributions received by holders of Senior Indebtedness in excess of the amount sufficient to pay in full all amounts payable under or in respect of, the Senior Indebtedness of the Company.

            Nothing contained in this Section 9 or elsewhere in this Note is intended to or shall impair or affect, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Note the principal of (and premium, if any) and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 9 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

            Upon any payment or distribution of assets of the Company referred to in this Section 9, the holder of this Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the holder of this Note, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto and to this Section 9.

            9.4 NOTICE TO NOTE HOLDERS. The Company shall give prompt written notice to the holder of this Note of any fact known to the Company which would prohibit the making of any payment to the holder of this Note.

            9.5 NOTE HOLDER'S RELATION TO SENIOR INDEBTEDNESS. The holder of this Note shall be entitled to all the rights set forth in this Section 9 in respect of any Senior Indebtedness at any time held by it, to the extent as any other holder of Senior Indebtedness, and nothing in this Note shall deprive the holder of this Note of any of its rights as such holder.

            With respect to the holders of Senior Indebtedness, the holder of this Note undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Note, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Note against the holder of this Note. The holder of this Note shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and the holder of this Note shall not be liable to any holder of Senior Indebtedness if it shall mistakenly pay over or deliver to the Company or any other Person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Section 9 or otherwise.

            9.6 NO IMPAIRMENT OF SUBORDINATION. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note regardless of any knowledge thereof which any such holder may have or otherwise be charged with.


Section 10.  ADDITIONAL INDEBTEDNESS.

            The Company hereby covenants and agrees that, so long as any amount is outstanding on any of the Notes, the Company will not, without the consent of a majority in outstanding principal amount of the Notes, create, assume, incur or in any manner become or remain liable in respect of any Indebtedness (as defined in the Note Purchase Agreement), other than Senior Indebtedness, that by its terms is expressly subordinate in right of payment to the Senior Indebtedness unless by its terms such Indebtedness is expressly junior to, or PARI PASSU with, this Note in right of payment.


Section 11.  DEFAULTS AND REMEDIES.

            11.1 EVENT OF DEFAULT. An "Event of Default" shall occur if:

                 (a) the Company defaults in the payment of interest on this Note when the same becomes due and payable and such default continues for a period of 15 Business Days, whether or not such payment shall be prohibited by the provisions of Section 9 hereof;

                 (b) the Company defaults in the payment of principal of the Note when the same becomes due and payable at maturity, upon redemption or otherwise, whether or not such payment shall be prohibited by the provisions of
Section 9 hereof;

                 (c) the Company fails to comply with Section 10 hereof or with
Section 8.16 or Article 9 of the Note Purchase Agreement, and if such failure is capable of being cured, as determined in good faith by the Purchaser, such failure continues uncured for 30 days (or if, despite the Company's good faith efforts to remedy such failure, such failure is not remedied within such 30 day period, then such failure continues uncured for an additional 30 days);

                 (d) the Company fails to comply with any agreements (other than those referred to in clauses (a), (b) or (c) above) in the Note Purchase Agreement, this Note or the Registration Rights Agreement and, if such failure is capable of being remedied, such failure continues unremedied for 30 days (or if, despite the Company's good faith efforts to remedy such failure, such failure is not remedied within such 30-day period, then if such failure continues unremedied for an additional 60 days) after notice thereof by the holders of a majority of the then outstanding principal amount of the Notes;

                 (e) the Company or any of its Subsidiaries pursuant to or within the meaning of any United States bankruptcy laws or any applicable bankruptcy, insolvency or similar laws of any other country (a "Bankruptcy Law"):

                        (i)   commences a voluntary case,

                        (ii) consents to the entry of an order for relief against it in an involuntary case,

                        (iii) consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official (a "Custodian") of it or for all or substantially all of its property, or

                        (iv) makes a general assignment for the benefit of its creditors;

                 (f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                        (i) is for relief against the Company or any of its Subsidiaries in an involuntary case,

                        (ii) appoints a Custodian of the Company or any of its Subsidiaries or for all or substantially all of its property, or

                        (iii) orders the winding up or liquidation of the Company or any of its Subsidiaries and the order or decree remains unstayed and in effect for 60 days;

                 (g) the Company or any of its Subsidiaries defaults in the payment of Indebtedness aggregating in excess of $10,000,000 when due, after any grace periods with respect thereto shall have expired and upon non-waiver by the holders of any such Indebtedness and such default continues unremedied for 30 days, or there has been an acceleration of in excess of $10,000,000 aggregate principal amount of Indebtedness of the Company by the holder thereof following an event of default as defined in any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced such Indebtedness of the Company, whether such Indebtedness now exists or shall hereafter be created; or

                 (h) a judgment for the payment of money the uninsured portion of which exceeds $10,000,000 shall be rendered against the Company or any of its Subsidiaries and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days after the date on which the judgement has been rendered, unless (i) no proceeding for execution of such judgment has been commenced or (ii) any such proceeding has been stayed.

            11.2 ACCELERATION. If an Event of Default occurs under clauses (e) or (f) of Section 11.1, then the principal of and the accrued interest on all Notes shall become due and payable immediately, whether or not notice of such Event of Default shall have been given by any holder of Notes. If any other Event of Default occurs and is continuing, holders holding a majority of the then outstanding principal amount of the Notes by notice to the Company may declare the principal of and accrued interest on all the Notes to be due and payable immediately. Upon such declaration such principal and interest shall be due and payable immediately. The holders of a majority of the then outstanding principal amount of the Notes may rescind an acceleration and its consequences if all existing Events of Default (other than nonpayment of principal or interest that has become due solely because of the acceleration), have been cured or waived and if the rescission would not conflict with any judgment or decree. Nothing in this Section 11.2 shall limit or modify the provisions of
Section 9.

            11.3 OTHER REMEDIES. If an Event of Default occurs and is continuing, the holder of this Note may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on this Note or to enforce the performance of any provision of this Note, the Note Purchase Agreement or the Registration Rights Agreement.

            The holder of this Note may maintain a proceeding even if it does not possess the Note or does not produce it in the proceeding. Except as otherwise provided by law, a delay or omission by this holder of this Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

            11.4 WAIVER OF DEFAULTS. Holders of a majority of the then outstanding principal amount of the Notes may waive in writing a default and its consequences (other than a default in the payment of principal of or interest on this Note). When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any consequent right.

            11.5 CONTROL BY MAJORITY. Holders of a majority in outstanding principal amount of the Notes may direct the time, method and place of conducting any proceeding for any legal remedy available to the holders; PROVIDED, HOWEVER, that if an "Event of Default" occurs under clause (a) or (b) of Section 11.1, the holder of this Note, if it exercises its right to accelerate the maturity of this Note, may proceed, subject to the next to last sentence of Section 11.2, to enforce its remedies with or without the holders of any other Notes at the time and place and in the manner determined by such holder in its sole discretion.

Section 12.  DEFINITIONS.

            For the purposes of this Note, the following terms shall have the meanings indicated:

            "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

            "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

            "COMPANY" shall mean National HealthCare L.P., a Delaware limited partnership and any permitted successors and assigns; PROVIDED that upon the occurrence of the Special Reorganization the term "Company" shall refer to NHC and any permitted successors and assigns.

            "CONTEMPLATED CHANGE OF CONTROL" shall mean such time as there is a public announcement or filing of any document with the Securities and Exchange Commission by the Company or any other Person which discloses an actual, proposed or contemplated Change of Control of the Company (other than the Special Reorganization).

            "CREDIT AGREEMENT" shall mean the Loan Agreements, Indentures of Trust, Guarantees and other documents relating to Company Indebtedness with or to State Street Bank and Trust Company of Connecticut, Third National Bank in Nashville and/or the Toronto Dominion Bank (including the $50 million Credit Revolving Loan, dated December 31, 1996, as amended May 15, 1997, among the Company, SunTrust Bank, Nashville, N.A., as agent, and the lenders named therein), as any of such documents may be amended, modified or replaced from time to time.

            "CURRENT MARKET PRICE" per Unit shall mean, on any date specified herein for the determination thereof, (a) the average daily Market Price of the Units for the






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                                                                    24




twenty trading days immediately preceding such date (if no Market Price is available for any given trading day, such trading day shall not be included in the determination of the Current Market Price), and (b) if the Units are not then listed or admitted to trading on any national securities exchange or quoted in the over-counter market, a market price per share determined at the Company's expense by an appraiser chosen by the holders of a majority of the Notes with the consent of the Company, which consent shall not be unreasonably withheld or, if no such appraiser is so chosen more than twenty business days after notice of the necessity of such calculation shall have been delivered by the Company to the holders of the Notes, then by an appraiser chosen by the Company.

            "MANAGING GENERAL PARTNER" has the meaning assigned to that term in the Amended and Restated Agreement of Limited Partnership of the Company, and, as of the date hereof, is NHC, Inc.; PROVIDED, that after National HealthCare L.P. becomes NHC and NHR in the Special Reorganization all references to the Managing General Partner in this Note shall become references to the Company.

            "MARKET PRICE" shall mean, per Unit, on any date specified herein:
(a) the closing price per share of the Units on such date published in the Wall Street Journal or, if no such closing price on such date is published in the Wall Street Journal, the closing price on such date, as officially reported on the principal national securities exchange on which the Units are then listed or admitted to trading; or (b) if the Units are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price (the closing sale price) of the Units on such date; or
(c) if there shall have been no trading on such date or if the Units are not so designated, the average of the reported closing bid and asked prices of the Units, on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System (NASDAQ) and reported by any member firm of the American Stock Exchange, Inc. selected by the Company.

            "NHC" shall mean National HealthCare Corporation, a Delaware corporation, and its successors and assigns, NHC being one of two entities to be formed in the restructuring of the Company from a limited partnership in the Special Reorganization.

            "NHR" shall mean National Health Realty, Inc., a Maryland corporation, and one of two entities to be formed upon the restructuring of the Company in the Special Reorganization, NHR being formed to hold substantially all of the Company's real estate assets and certain related Indebtedness.

            "PERSON" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.







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                                                                    25




            "SPECIAL REORGANIZATION" means the restructuring of National HealthCare L.P. into NHC and NHR.

            "SUBSIDIARY" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

            "UNITS" shall mean the limited partnership units of the Company or the securities of a Person which are issued in respect of, or in exchange for, the limited partnership units of the Company if such Person is the successor to the business or assets of the Company as the result of a merger, consolidation, combination, reclassification, recapitalization or otherwise (including, without limitation, any shares of capital stock of NHC issued in connection with the conversion of the Company from a limited partnership to a corporation in connection with the Special Reorganization), PROVIDED, that, subject to Section 7.1, Units will not include any interests of NHR distributed to holders of Units in connection with the Special Reorganization.

Section 13.  MISCELLANEOUS.

            13.1 GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

            13.2 WAIVER OF NOTICE. The Company, to the extent permitted by law, hereby waives presentment, demand, notice, protest and all other demands and notices in connection with delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided herein or in the Note Purchase Agreement.

            13.3 AMENDMENT. The terms of this Note other than the principal amount, the maturity date and the interest rate, may be amended only by the written agreement of the holders of the majority of the then outstanding principal amount of the Notes, and then only if identical amendments are made simultaneously to all other then outstanding Notes. The principal amount, maturity date and interest rate of this Note may be amended only by the written agreement of the holder of this Note.

            13.4 REACQUIRED NOTES. Any Note converted, redeemed, purchased or otherwise acquired by the Company or any of its Subsidiaries in any manner whatsoever, shall be deemed canceled immediately upon such conversion, redemption, purchase or other acquisition. None of the outstanding principal amounts of any Notes held by the Company or any of its Subsidiaries or Affiliates shall be deemed at






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                                                                    26



any time to be outstanding for purposes of determining whether the holders of any percentage of the outstanding principal amount of the Notes have taken or desire to take any action as holders of the Notes.

            13.5 ASSIGNMENT. This Note shall not be assigned by the Company or purchaser or holder of this Note except in accordance with the terms and provisions of the Note Purchase Agreement.

                              NATIONAL HEALTHCARE L.P.

                              By:  NHC, Inc.,
                                   Managing General Partner

                              By:
                                  ________________________________
                                  Name:
                                  Title: